EXHIBIT 11-1


              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                              POORE BROTHERS, INC.

                                                   THREE MONTHS ENDED JUNE 30,  SIX MONTHS ENDED JUNE 30,
                                                       1997          1996          1997          1996
                                                       ----          ----          ----          ----
Net Loss ........................................     (570,760)       (8,859)   (1,049,180)     (212,743)

Weighted average common shares outstanding ......    6,982,594     3,473,624     7,004,826     3,492,078
                                                    ----------    ----------    ----------    ----------

Common stock equivalents from stock options
and warrants ....................................            *       758,412 (1)                 758,412(1)
                                                    ----------    ----------    ----------    ----------

Total weighted average common shares outstanding     7,004,826     4,232,036     6,982,594     4,250,490
                                                    ----------    ----------    ----------    ----------

Loss per common sgare and common share equivalent   $     (.08)   $    (0.00)   $    (0.15)   $    (0.05)
                                                    ----------    ----------    ----------    ----------

(1)  Anti-dilutive   common  stock  equivalents   included  in  accordance  with
     Securities and Exchange Commission Staff Accounting Bulletin No. 83.

*    Not included as they are anti-dilutive.
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